UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  July 30, 2007

CHANNELL COMMERCIAL CORPORATION
(Exact name of registrant as specified in charter)

Delaware	0-28582	95-2453261
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26040 Ynez Road, Temecula, California	92591
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (951) 719-2600

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (7 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On July 30, 2007, Channell Commercial Corporation (the “Company”) entered into an Amended and Restated Loan and Security Agreement (the “Loan Agreement”), by and among Bank of America, N.A., Bank of America, Canada Branch, the Company, as a borrower, and Channell Commercial Canada Inc. (“Channell Canada”), as a borrower.

The Loan Agreement provides for credit facilities in the aggregate principal amount of $20,000,000, consisting of: (i) a term loan of $2,500,000; (ii) capital expenditure loans in an aggregate amount of up to $5,000,000; and (iii) a revolving facility with borrowings of up to $12,500,000, depending on the level of certain qualifying assets; the revolving facility also includes availability for letters of credit. The credit facilities provided in the Loan Agreement are guaranteed by Channell Limited, Channell Commercial Europe Limited and A.C. Egerton (Holdings) Limited, which are direct and indirect subsidiaries of the Company (the “Subsidiary Guarantors”), and are secured by substantially all of the assets of the Company and the Subsidiary Guarantors. In addition, the borrowings made under the Loan Agreement by Channell Canada are secured by substantially all of the assets of Channell Canada.  The Loan Agreement terminates on June 30, 2010, unless earlier terminated pursuant to the terms thereof (such termination date the “Termination Date”).

The credit facilities provided under the Loan Agreement replace the Company’s existing credit facilities with Bank of America, N.A. and Bank of America, Canada Branch. Upon the closing of the transactions under the Loan Agreement, the Company borrowed $2,500,000 under the term loan. The proceeds of the credit facilities provided under the Loan Agreement can be used for satisfaction of certain existing indebtedness of the borrowers, general operating capital needs of the borrowers (consistent with the provisions of the Loan Agreement and applicable laws), and for other purposes permitted under the Loan Agreement.

Principal under the term loan and the capital expenditure loans will be payable in equal monthly installments equal to the original aggregate principal amount of the respective borrowing divided by 60; provided that the entire remaining principal amount then outstanding (together with all other amounts due at that time) will be due and payable on the Termination Date. Revolving loan borrowings may be repaid and reborrowed, subject to the terms and conditions of the Loan Agreement, and all outstanding amounts thereunder will be due and payable on the Termination Date.  Term loan, capital expenditure loan and revolving loan borrowings are also subject to prepayment upon the terms and conditions specified in the Loan Agreement.

The Loan Agreement contains various financial and operating covenants that impose limitations on the Company’s and its direct and indirect subsidiaries’ ability, among other things, to incur additional indebtedness, merge or consolidate, sell assets except in the ordinary course of business, make certain investments, enter into leases and pay dividends.

Subject in certain cases to applicable notice provisions and grace periods, events of default under the Loan Agreement include, without limitation: failure to make payments when due; breaches of representations and warranties in the Loan Agreement and the other loan documents; the breach of certain covenants in the Loan Agreement; events of default by the borrowers or the guarantors under any of the loan documents; defaults or events of default by the Company or its subsidiaries under documents related to indebtedness for money borrowed with outstanding principal of more than $250,000 if payment or maturity of such indebtedness is accelerated as a consequence of such default or event of default or if demand for payment is made or could be made under the terms thereof; events of bankruptcy or insolvency of the Company and/or the Company’s subsidiaries; cessation of a substantial part of the Company’s or any of its subsidiaries’ business for a period that would materially affect their ability to continue their business on a profitable basis; certain uninsured and unstayed judgments of $150,000 or more individually and $300,000 in the aggregate against the Company and/or its subsidiaries; and repudiation of the guarantees under the Loan Agreement.

The Loan Agreement provides that if there exists an event of default, the lenders, the administrative agent and/or the Canadian agent thereunder would have the option of accelerating the obligations due under the Loan Agreement and terminating all commitments under the loan agreement (provided that an event of default related to bankruptcy or insolvency events would automatically accelerate the obligations and terminate the commitments thereunder).

The foregoing description of the Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the Loan Agreement, which is attached Exhibit 10.1 hereto and is incorporated herein by this reference.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated in its entirety into this Item 2.03 by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)                   Exhibits

Exhibit No.	Description

Exhibit 10.1

Amended and Restated Loan and Security Agreement dated July 30, 2007, by and among Bank of America, N.A., Bank of America Canada Branch, Channell Commercial Corporation and Channell Commercial Canada Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated:  August 3, 2007

CHANNELL COMMERCIAL CORPORATION
(Registrant)

By:	/s/ Patrick E. McCready
Patrick E. McCready
Chief Financial Officer
(Duly authorized officer and principal financial officer of the Registrant)